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CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
TRUMP OIL CORPORATION

Pursuant to the provisions of the Nevada Revised Statutes, TRUMP OIL CORPORATION, a Nevada corporation, adopts the following amendment to its Articles of Incorporation:

The undersigned hereby certify that in the 31st of March, 1999, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings. And at which time the following resolution was duly adopted by the Board of
Directors:

BE IT RESOLVED: That the Secretary of the corporation is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock of the corporation for the following purpose:

To amend Article One to provide that the name of the Corporation shall be changed from TRUMP OIL CORPORATION to 20/20 WEB DESIGN, INC.

Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding 11,000,000 shares of the 21,547,866 shares outstanding of TRUMP OIL CORPORATION gave their consent to the adoption of the Amendment to Article One of the Articles of Incorporation as follows:

ARTICLE ONE. [NAME].  The name of the corporation is:

             20/20 WEB DESIGN, INC.


IN WITNESS WHEREOF, the undersigned being the President and Secretary of TRUMP OIL CORPORATION, a Nevada corporation, hereunto affix their signatures this 22nd day of April, 1999.

TRUMP OIL CORPORATION

/s/ Randy Sutton, President

/s/ Christopher Burnell, Secretary